Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001

December 11, 2019

SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735

Ladies and Gentlemen:

As legal counsel for SolarWinds Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 200,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2019, which Shares may be issued from time to time in connection with the Company’s cancellation of outstanding unvested options to purchase shares of common stock of VividCortex, Inc. and replacement of such unvested options with restricted stock units of the Company, granted outside of an equity incentive plan.

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States.  As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.  We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor, will be validly issued, fully paid and nonassessable.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)